                         DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
          277 Park Avenue, New York, New York 10172 . (212) 892-3000



                                                                January 14, 1997



PRIVATE AND CONFIDENTIAL

Extended Stay America, Inc.
450 East Las Olas Boulevard
Suite 1100
Ft. Lauderdale, Florida 33301

Attention: Robert A. Brannon
           Senior Vice President and Chief Financial Officer

Gentlemen:

     This letter agreement (the "Agreement") confirms our understanding that Extended Stay America, Inc. (which together with its subsidiaries and affiliates is hereinafter referred to as the "Company") has engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its exclusive financial advisor for a period of six months commencing upon your acceptance of this Agreement, with respect to the possible acquisition of Studio Plus Hotels, Inc. ("Target"), in one or a series of transactions, by merger, consolidation or any other business combination, by purchase involving all or a substantial amount of the business, securities or assets of the Target, or otherwise (each a "Transaction").

     As discussed, we propose to undertake certain services on your behalf including, to the extent requested by you: (i) assisting you in evaluating the Target, its operations, its historical performance and its future prospects;
(ii) advising on a proposed purchase price and form of consideration; (iii) assisting you in structuring the Transaction; and (iv) negotiating the financial aspects of any Transaction under your guidance. If requested, we will deliver our opinion to the Board of Directors of the Company as to the fairness to the Company from a financial point of view of the consideration to be paid by the Company in a Transaction. The scope, form and substance of the opinion shall be such as DLJ considers appropriate and, in the case of a stock-for-stock merger, may be an opinion as to the fairness from a financial point of view of the ratio to be applied for the exchange of common shares in the merger.

     As compensation for the services to be provided by DLJ hereunder, the Company agrees (i) to pay to DLJ (a) a fee of $500,000 at the time DLJ notifies the Board of Directors of the Company that it is prepared to deliver the opinion referred to in the preceding paragraph, and (b) additional cash compensation as set forth below, and (ii) upon request by DLJ from time to time, to reimburse DLJ
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Extended Stay America, Inc.
Page 2                                                         January 14, 1997



promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement hereunder, whether or not a Transaction is consummated. It is understood that such expenses will not exceed $25,000 without the prior approval of the Company. As DLJ will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I hereto, which Schedule is an integral part hereof.

     The additional cash compensation referred to in clause (i)(b) of the preceding paragraph shall be in an amount equal to $1,500,000, less the amount paid by the Company pursuant to clause (i)(a) of such paragraph. Such additional compensation shall be payable in cash promptly upon consummation of the Transaction. For purposes of this Agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur:
(a) the acquisition of a majority of the outstanding common stock equity securities of the Target calculated on a fully-diluted basis; (b) a merger or consolidation of the Target with the Company or an affiliate of the Company; (c) the acquisition by the Company or any of its affiliate of assets of the Target representing a majority of the Target's total value based upon each outstanding share of the Target's common stock (on a fully-diluted basis) being valued at $15.00 per share, or (d) in the case of any other Transaction, the consummation thereof.

     The Company shall make available to DLJ all financial and other information concerning its business and operations which DLJ reasonably requests as well as any other information relating to any Transaction prepared by the Company or any of its other advisors. In performing its services hereunder (including, without limitation, giving an opinion of the type referred to in the second paragraph hereof), DLJ shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of any of the Company's or the Target's assets. To the extent consistent with legal requirements, all information given to DLJ by the Company, unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

     Any opinion requested by the Company and any advice, written or oral, provided by DLJ pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of the Transaction and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent. It is further understood and agreed that, in the event that any opinion of DLJ delivered pursuant to this Agreement is to be included in any proxy statement mailed in connection with the Transaction, the opinion will be reproduced therein in full and any description of or reference to DLJ or any summary of the opinion or presentation of DLJ included in such document shall be in form and substance acceptable to DLJ and its legal counsel.

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Extended Stay America, Inc.
Page 3                                                        January 14, 1997


     Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or on the accounts of customers, in debt or equity securities of the Company or other entities that may be involved in the Transaction. We recognize our responsibility for compliance with Federal laws in connection with any such activities.

    The Company acknowledges and agrees that DLJ has been retained solely to provide the advice or services set forth in this Agreement. DLJ shall act as an independent contractor, and any duties of DLJ arising out of its engagement hereunder shall be owed solely to the Company.

     This Agreement may be terminated by either the Company or DLJ upon receipt of written notice to that effect by the other party. Upon any termination or expiration of this Agreement, DLJ will be entitled to prompt payment of all fees accrued prior to such termination or expiration and reimbursement of all out-of-pocket expenses as described above. The indemnity and other provisions contained in Schedule I will remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

     In addition, if at any time prior to twelve months after termination or expiration of this Agreement a Transaction is consummated, DLJ will be entitled to payment in full of the compensation described in the fourth paragraph of this Agreement.

     It is understood that if the Company completes an acquisition transaction involving the Target in lieu of any Transaction for which DLJ is entitled to compensation pursuant to this Agreement, DLJ and the Company will in good faith mutually agree upon acceptable compensation for DLJ taking into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar transactions.

     The Company further agrees that it will not enter into any transaction unless, prior to or simultaneously with such transaction referred to in either of the two preceding paragraphs, adequate provision is made with respect to the payment of compensation to DLJ as contemplated by such paragraphs.

     This Agreement shall be binding upon and inure to the benefit of the Company, DLJ, each Indemnified Person (as defined in Schedule I hereto) and their respective successors and assigns.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

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Extended Stay America, Inc.
Page 4                                                        January 14, 1997


     After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this Agreement attached hereto, whereupon it shall be our binding Agreement.

                                                  Very truly yours,


                                                  DONALDSON, LUFKIN & JENRETTE
                                                   SECURITIES CORPORATION


                                                  By:/s/ Jeffrey A. Klein
                                                     ---------------------------
                                                     Jeffrey A. Klein
                                                     Managing Director


Accepted and Agreed
this 14th day of January, 1997

EXTENDED STAY AMERICA, INC.


BY:/s/ Robert A. Brannon
   ----------------------------
   Robert A. Brannon
   Senior Vice President and Chief Financial Officer

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     IN WITNESS WHEREOF, the parties have executed this Stockholder Agreement as of the date first above written.


                                             EXTENDED STAY AMERICA, INC.


                                             By:/s/ George Dean Johnson, Jr.
                                                -------------------------------
                                                Authorized Representative



                                             STOCKHOLDERS:

                                                /s/ Norwood Cowgill, Jr.
                                                -------------------------------
                                                Norwood Cowgill, Jr.


                                             COWGILL PARTNERS, L.P.

                                             By: Cowgill Management Company, LLC
                                                 General Partner


                                                /s/ Norwood Cowgill, Jr.
                                                -------------------------------
                                                Authorized Representative